Exhibit 10.3

THQ Inc.
27001 Agoura Road, Suite 325
Calabasas Hills, California  91301

November 16, 2002

Jeffrey C. Lapin
THQ Inc.
27001 Agoura Road
Suite 325
Calabasas Hills, CA  91301

Dear Jeff:

Please refer to the Amended and Restated Employment Agreement dated as of January 1, 2001 (“the Employment Agreement”) between THQ Inc., a Delaware corporation (the “Company”) and you (the “Executive”).

The Company and the Executive desire to amend the Employment Agreement as provided below (defined terms have the same meaning as in the Employment Agreement unless otherwise provided):

1.                                       Employment Termination.

The Employment Term ended on November 8, 2002 (the “Employment Termination Date”).  Executive shall forthwith voluntarily resign as an officer and director of the Company.  Executive acknowledges receipt of all compensation and expense reimbursement due him through the Employment Termination Date.

2.                                       Effect of Employment Termination.

On and as of the Employment Termination Date:

(a)                                  All provisions of Section 4 of the Employment Agreement shall be deemed to terminate on the Employment Termination Date, except that Section 4.7 of the Employment Agreement shall continue to be applicable to Executive for the period stated therein;

(b)                                 The provisions of paragraphs 6.1 through 6.6 of the Employment Agreement shall, as provided therein, continue to be applicable subsequent to the expiration of the Employment Term thereunder (except that Executive may retain his laptop computer, purged of all company documents and files, Playstation 2 unit and his chronological files (purged of all company and business materials), and for purposes of Section 6.1 only of the Employment Agreement, the Executive’s termination at the end of such Employment Term shall be deemed to be a voluntary resignation without “good reason”.  Executive shall be free to accept employment with and be employed by any other person, firm or corporation, notwithstanding the provisions of clause (y) of paragraph 6.1 of the Employment Agreement, but only if the announcement thereof does not occur prior to the close of business on November 21, 2002.  Further, in the event of Executive’s employment in or by a Competing Business, Executive agrees (i) through March 31, 2006, Executive will not solicit Nickelodeon on behalf of the Competing Business with respect to the development or exploitation of video games primarily geared to children under the age of 12, and (ii) for a period of eight months from November 8, 2002 Executive will not solicit Nickelodeon on behalf of the Competing Business with respect to video games geared to other audiences.  Notwithstanding the above provisions of clause (b) of this Section 2, the parties acknowledge that the provisions of the first two sentences of paragraph 6.3 of the Employment Agreement shall not be applicable to Executive’s activities subsequent to expiration of the Consulting Term.

3.                                       Medical and Dental Insurance.

The Company shall provide to the Executive and his family medical and dental insurance to the same extent as it provides to other senior executive officers through the earlier of (i) the expiration of the original Employment Term as provided in the Employment Agreement, or (ii) the date on which Executive becomes eligible for substantially equivalent medical and dental insurance coverage from a third party employer provided without cost to Executive.

4.                                       Office and Secretary.

The Company shall provide Executive with appropriate office space and secretarial assistance through the earlier of (i) six months after the Employment Termination Date or (ii) the date on which Executive accepts employment with any other person, firm or corporation or (iii) changes his principal residence from Los Angeles County, California.

5.                                       Consulting Services.

(a)                                  The Company hereby retains Executive as a consultant, and Executive hereby agrees to be retained by the Company as a consultant on such matters as the Board of Directors shall reasonably determine for the period commencing on the Employment Termination Date and ending on December 31, 2005 (such period referred to herein as the “Consulting Term”).  The Company acknowledges that it is not retaining Executive’s exclusive services under this Section 5, and that Executive shall be free to engage in such other employment and business activities as Executive in his sole discretion may determine.  Executive shall be under no obligation to account for any amounts he may otherwise earn or receive during or after the Consulting Term, whether by other employment or otherwise, and the Company shall have no right or claim to any compensation or profit that may inure to Executive during such period or otherwise.

(b)                                 Executive’s consulting services hereunder shall be rendered at such times and places as shall be mutually convenient for the Company and Executive, after giving effect to any other employment Executive chooses to engage in and taking into account Executive’s availability.  In any case, Executive shall not be required to spend more than 40 hours in any month during the Consulting Term in the performance of his duties under this Section 5.

(c)                                  For his consulting services under this Section 5, Executive shall be paid by the Company at the annual rate of $350,000 during the period of the Consulting Term ending on December 31, 2003, $325,000 during the year of the Consulting Term ending December 31, 2004 and $300,000 during the year of the Consulting Term ending December 31, 2005, each such amount to be payable in as nearly equal monthly installments as is feasible during the year in question [and each such payment to be subject to applicable federal and state withholding].  The Company shall also reimburse Executive in accordance with the Company’s policies and procedures for all proper expenses incurred by the Executive in providing consulting services hereunder.

(d)                                 In the event of a “Change of Control” of the Company, as defined in Section 7.7(e) of the Employment Agreement, all amounts remaining unpaid under this Section 5 for the then current and any future periods under this Agreement shall become immediately due and payable without any diminution or discount.

(e)                                  The amounts payable above shall be due and payable without regard to the extent to which the Company shall request Executive’s consulting services hereunder and without regard to the number of hours actually devoted by Executive to such consulting services.  Furthermore, the above payments and reimbursements shall continue to be made notwithstanding any charge or allegation that Executive has not or may not have fulfilled his obligations under this Agreement until and unless the Arbitrator under Section 8 hereof shall have determined that Executive has given the Company “Cause” to terminate Executive’s consulting services under this Agreement.  “Cause” shall be the same as defined as defined in Section 7.3 of the Employment Agreement (substituting references to this Agreement for references therein to the Employment Agreement), and no “Cause” shall be determined unless and until the Company has followed the procedures set forth in the second paragraph of Section 7.3 of the Employment Agreement (again substituting references to this Agreement for references therein to the Employment Agreement).

(f)                                    The Executive shall perform the consulting services described in Section 5 hereof as an independent contractor without the power to bind or represent the Company for any purpose whatsoever.  Except as and to the extent otherwise provided herein, the Executive shall not, by virtue of being a consultant hereunder, be eligible to receive any employee benefits for which officers or other employees of the Company are eligible at any time during the Consulting Term.

(g)                                 Notwithstanding the above provisions of this Section 5, the Consulting Term shall be terminated earlier than December 31, 2005 in the event and at such time as Executive agrees to commence employment or act as an officer, director, agent of or consultant for any person, firm or corporation (or division or operating unit thereof) primarily in the business of developing and publishing interactive games (“Competing Business”).  In that event, the Consulting Term shall terminate and all consulting services which would otherwise be required of Executive as well as all payments hereunder that would otherwise be required of the Company, shall thereafter cease.

6.                                       Standstill, Etc.

(a)                                  Executive agrees that for a period of 3 years following the Employment Termination Date (the Standstill “Period”), neither Executive nor any person or entity controlled by Executive shall directly or indirectly, without the consent of the Company, (i) commence or be involved with others who commence any tender or exchange offer, proxy contest or solicitation or any similar transaction involving the Company, or (ii) purchase or be part of a group which purchases any shares of common stock of the Company in excess of 4.9% of the then outstanding common stock or any other class of securities of the Company in excess of 4.9% of the outstanding securities of such class.

(b)                                 Neither Executive or the Company or any current or future executive officers or directors of the Company (collectively, the “Company Parties”) shall make any disparaging comments or remarks respecting the other party.  For this purpose, “disparaging” shall be limited to comments or remarks which impugn or cast doubt upon past, present or future employment performance or business accomplishments or business activities, or the likelihood of future business success, which comments or remarks are made in such a way as to be reasonably likely to have a deleterious affect on the reasonable efforts of the other party to further his or its business career or business.

7.                                       (Intentionally Omitted)

8.                                       Representations and Warranties.

(a)                                  Executive represents and warrants that there is not now pending any action, complaint, petition, charge, grievance, or any other form of administrative, legal or arbitral proceeding by Executive against the Company or any of its officers or directors or any other of the Company Parties.

(b)                                 The Company represents and warrants that any and all actions on the part of the Board of Directors of the Company, or any committee of the

Board of Directors necessary to authorize or implement any of the provisions of this Agreement have been duly and validly taken.

9.                                       Mutual Release.

(a)                                  Except for the obligations set forth in this Agreement, Executive hereby fully, unconditionally and irrevocably releases the Company, all officers and directors of the Company (the “General Releasees”) of and from any and all claims, demands, actions and causes of action of any kind and nature, in law, equity or otherwise, under contract, tort, statutory or common law, known or unknown, suspected or unsuspected, disclosed or undisclosed, which Executive may have had, may now have or may in the future have by reason of any matter, cause or thing done, omitted or suffered to be done prior to the date hereof.  In addition, and without limitation on the foregoing, except for the obligations in this Agreement, Executive hereby fully, unconditionally and irrevocably releases the General Releasees and all entities controlled by or under common control with any of them, all past and present employees, officers and directors of any of the General Releasees and any of such entities and all owners or direct or indirect interests in any of the General Releasees or such entities, and their respective counsel, of an from any and all claims, demands, actions and causes of action of any kind and nature, in law, equity or otherwise under contract, tort, statutory or common law, known or unknown, suspected or unsuspected, disclosed or undisclosed, directly or indirectly, which Executive may have had, may now have, or may in the future have, arising out of or in nay way connected with Executive’s relationship in any and all capacities with the Company prior to the date hereof, and the employment of Executive by the Company or the termination of that employment, including without limitation, claims if any, pursuant to the Employment Agreement or pursuant to any federal, state or local law, such as, but not limited to, the Age  Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq.; Title VII of the Civil rights Act of 1964, as amended, 42 U.S.C. Section 2000(e), et seq.; the Civil Rights Act of 1866, as amended, 42 U.S.C. Section 1981, et seq.; the Fiar Labor Standards Act of 1939, as amended, 29 U.S.C. Section 201, et seq.; the Equal Pay Act, 29 U.S.C. Section 206(d); the Orders of the California Industrial Welfare Commission regulating wages, hours and working conditions; each and every provision of the California Labor and Insurance Codes; Article 1, § 1 of the California Constitution; the Rehabilitation Act of 1973, as amended, 29 U.S.C., Section 701, et seq.; Americans with Disabilities Act, 104 Stat. 327; the Employee  Retirement Income Security Act of 1974, 29 U.S.C., Section 1001, et seq.; the National Labor Regulations Act, as amended, 29 U.S.C., Section 151, et seq.; the California Fair Employment and Housing Act, as amended, California Government Code, Section 12900, et seq.; the Uruh Civil Rights Act, as amended, California Civil Code, Section 51, et seq.

(b)                                 Except for the obligations set forth in this Agreement, the Company on its own behalf and on behalf of all General Releasees hereby fully, unconditionally and irrevocably releases Executive of and from any and all claims, demands, actions and causes of action of any  kind and nature, in law, equity or otherwise, under contract, tort, statutory or common law, know or unknown, suspected or unsuspected, disclosed or undisclosed, which any of them may have had, may now have or may in the future have by reason of any matter, cause or thing done, omitted or suffered to be done prior to the date hereof.  Except for the obligations set forth in this Agreement, the Company on its own behalf and on behalf of all the persons and entities released in any way by Executive under Paragraph (a) of Section 9, hereby fully, unconditionally and irrevocably releases Executive of and from any and all claims, demands, actions and causes of action of any kind and nature, in law, equity or otherwise, under contract, tort, statutory or common law, known or unknown, suspected or unsuspected, and disclosed or undisclosed, which any of them may have had, may now have or may in the future have arising out of or in any way connected with Executive’s relationship in any and all capacities with the Company prior to the date hereof, and the employment of Executive by the Company or the termination of that employment.  Without limitation on the generality of the foregoing, included in the foregoing release is a release of any and all such claims, demand, actions, and causes of action, directly or indirectly arising out of or in any way connected with Executive’s relationship in any and all capacities with the Company prior to the date hereof, including but not limited to the employment of Executive by the Company or the termination of that employment or Executive’s actions or non-actions as an officer of the Company.

(c)                                  Executive and the Company each acknowledge that he or it has read and understands Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive and the Company each hereby expressly waives and relinquishes all rights and benefits under that section and any similar law of any state or territory of the United States with respect to the release he or it is granting in this Agreement.

(d)                                 The foregoing releases in this paragraph 9 do not apply to the rights and obligations of the parties under vested outstanding options to purchase shares of the Company’s stock previously granted to Executive by the Company.

10.                                 Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section:

If to the Company, to:

THQ Inc.

27001 Agoura Road

Suite 325

Calabasas Hills, CA  91301
Attention:  Chief Executive Officer

If to the Executive, to:

Jeffrey C. Lapin
c/o Kenwick, Inc.

8509 So. La Cienega Boulevard

Inglewood, California 90301

Attention:  Z.L. Lapin

11.                                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.                                 Successors and Assigns.  This Agreement shall be enforceable by the Consultant and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

13.                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to principles of conflict of laws.

14.                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15.                                 Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

16.                                 Settlement of Claims.  It is understood that this is a compromise settlement of disputed claims, and that the promises of payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation whatever, by either party to the other party, or to any other person whomsoever.

17.                                 Arbitration.  Any and all disputes, controversies or claims (“Dispute”) between the parties relating to the interpretation or enforcement or performance of this Agreement shall be resolved by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, subject to only the following provisions:

(a)                                  The Arbitrator shall be determined from a list of names of five impartial arbitrators (each of whom shall be a retired judge of the Superior Court of the State of California or a retired Justice of the Court of Appeal of the State of California) experienced in commercial arbitration matters supplied by the American Arbitration  Association (The “Association) chosen by Executive and the Company each in turn striking a name from the list until one name remains.

(b)                                 The Arbitrator shall determine whether and to what extent any party shall be entitled to damages or equitable relief.

(c)                                  The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement.  The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision of this Agreement in respect of the issue before the Arbitrator.  The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement.  The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(d)                                 The Arbitrator shall have the authority to award any remedy or relief provided for in this Agreement, in addition to any other remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant.  In addition, the Arbitrator shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their continuing performance of this Agreement.  The Arbitrator’s written decision shall be rendered within sixty days of the hearing.  The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute.  To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator).  Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceeding between the parties.

(e)                                  The arbitration shall take place in Los Angeles, California.

(f)                                    The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subjection to the confidentiality provisions of this Agreement.

(g)                                 The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a Dispute while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.  In the event that the Arbitrator determines that the Company in bad faith has failed to continue to perform its payment or other obligations to Executive under this Agreement without a determination by the Arbitrator that it is entitled to do so, the Arbitrator shall have the authority to accelerate the full amount of all sums which are then or which may thereafter become due or payable under this Agreement from the Company to Executive or to require that the Company post an unconditional Bank letter of credit which Executive may draw upon at any time for the amount of all such sums which may thereafter become payable by the Company to Executive and in addition, order that the Company pay all of Executive’s legal fees and other costs in connection with the Arbitration and any enforcement of the Arbitrator’s judgment or award.

(h)                                 The Arbitrator may, in his or her sole discretion, order a pre-hearing exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position, and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.  No testimony of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing.  At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party.

(i)                                     Notwithstanding the dispute resolution procedures contained in this Section 18, either party may apply to any court having jurisdiction (i) to enforce this quo until the arbitration award is rendered or the Dispute is otherwise resolved, or (iii) to challenge or vacate any final judgement, award or decision of the Arbitrator that does not comport with the express provisions of this Section 18.

18.                                 Integration; Counterparts.  This Agreement and the Employment Agreement contains the entire agreement between the parties and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof.  This Agreement is executed without reliance upon any promise, warranty or representation by the parties or any representative of the parties other than those expressly contained herein, and the parties have carefully read this Agreement, and sign the same of their own free will.  This agreement may be executed in counterparts.

19.                                 Costs and Expenses.  The Company and Executive shall each bear their own legal fees in connection with the negotiation, preparation, execution and enforcement of this Agreement except that the Company shall pay directly $6,000 of Executive’s legal fees.  In other respects, except as specifically provided herein, Executive and the Company will each bear their own costs and expenses including attorney’s fees incurred in or arising out of or the matters released herein.

20.                                 Headings.

The article, section and paragraph headings are for convenience of reference only, and shall not define or limit the provisions of this Agreement.

Please confirm your agreement to the foregoing by signing and returning a copy of this letter.

Yours very truly,

THQ Inc.

By:	/s/ Brian J. Farrell
Brian J. Farrell
Chief Executive Officer

AGREED TO:

/s/ Jeffrey C. Lapin
Jeffrey C. Lapin